MillerKnoll Announces New Chief Financial Officer

ZEELAND, Mich., October 20, 2025 — MillerKnoll, a growth-oriented small-cap value company in the industrial and consumer sectors, announced today that Kevin Veltman has been appointed Chief Financial Officer, overseeing global financial operations and financial strategy.

“Kevin has been with MillerKnoll for over a decade and has taken on many important roles within the company. He helped lead the business through the Knoll integration and most recently served as the financial lead for our North America Contract segment,” said Andi Owen, President and CEO of MillerKnoll. “With his leadership and financial expertise, we are confident he is the right person to help drive MillerKnoll’s next phase of growth.”

Veltman became interim Chief Financial Officer in September after Jeff Stutz, former Chief Financial Officer, transitioned to Chief Operating Officer.

“It’s an honor to step into this role. I’ve had an incredible journey at MillerKnoll, and I’m excited to contribute to the company’s continued success,” shared Kevin Veltman, Chief Financial Officer.

Previously, Veltman served in a variety of leadership roles at MillerKnoll including Senior Vice President, Finance North America Contract, Senior Vice President, Integration Lead and Vice President, Finance with responsibility for investor relations, treasury, corporate financial planning and analysis, operations finance, product finance, tax and shareholder services.

For further information:
Investors: investor@millerknoll.com
Media: media_relations@millerknoll.com

About MillerKnoll
MillerKnoll is a global collective of design brands built on the foundation of two icons of modernism: Herman Miller and Knoll. The portfolio also includes furniture and accessories for commercial and residential spaces from Colebrook Bosson Saunders, DatesWeiser, DWR (Design Within Reach), Edelman, Geiger, HAY, HOLLY HUNT, Knoll Textiles, Maharam, Muuto, NaughtOne, and Spinneybeck | FilzFelt. Guided by a shared purpose—design for the good of humankind—MillerKnoll generates insights, pioneers innovations, and champions ideas to better align spaces with how people live, work, and gather. In fiscal year 2025, the company generated net sales of $3.7 billion. For more information, visit millerknoll.com.